UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 1, 2008
CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 North Orleans Street, Suite 510, Chicago, Illinois	60654

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers
     Effective September 1, 2008, Erik Danielsen became a member of the Board of Directors of CytoCore, Inc. Mr. Danielsen currently serves as a Senior Analyst at Analitika, an investment advisory firm based in Italy specializing in the healthcare industry.
     There are no arrangements or understandings between Mr. Danielsen and any other party regarding his appointment, and no family relationships between the new director and any officer or other member of the Board. Since January 1, 2007, the Company has paid Mr. Danielsen $306,865. In 2006, the Company paid him $117,500 and issued him warrants to purchase an aggregate 165,813 shares of the common stock, $.001 par value, of the Company with exercise prices ranging from $1.50 to $1.80 per share. Mr. Danielsen exercised warrants to purchase 20,813 of such shares in February 2007 at a discounted price of $1.00 per share; the remainder of the warrants remain outstanding and begin expiring in March 2011. The payments and warrants represent compensation under that certain Consulting Agreement, effective March 1, 2006, by and between Mr. Danielsen and the Company, which agreement terminated on March 31, 2008. Pursuant to the agreement, Mr. Danielsen agreed to provide financial advisory services to the Company and corporate communications and investor and public relations services as requested by CytoCore. Mr. Danielsen was entitled to a monthly retainer of $5,000, which accrued but was not payable until the Company raised $1.5 million in financing. He was also entitled to fees for assisting the Company with its capital raising activities; Mr. Danielsen assisted the Company with such activities in Europe.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.

Dated: September 5, 2008	By: /s/ Robert F. McCullough, Jr. Robert F. McCullough, Jr.
Chief Executive Officer, Chief Financial Officer and Director